Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

22 July 2022

raymond.ng@harneys.com

+852 5806 7883
048427-0031-RLN

ERAYAK Power Solution Group Inc.

No. 528, 4th Avenue
Binhai Industrial Park

Wenzhou, Zhejiang Province
People’s Republic of China 325025

Dear Sir or Madam

ERAYAK Power Solution Group Inc. (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the offering by the Company of certain class A ordinary shares of par value US$0.0001 per share (the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

Resident Partners: M Chu | I Clark | JP Engwirda | Y Fan | A Johnstone
P Kay | MW Kwok | IN Mann | R Ng | ATC Ridgers | PJ Sephton
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1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of par value of US$0.0001 each, comprising of: (i) 450,000,000 class A ordinary shares of par value of US$0.0001 each, and (ii) 50,000,000 class B ordinary shares of a par value of US$0.0001 each.

3	Valid Issuance of Shares. The allotment and issue of the Shares as contemplated by the Registration Statement and the Underwriting Agreement (as defined in Schedule 1) have been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement and the Underwriting Agreement, and when the names of the shareholders are entered in the register of members of the Company, the Shares will be validly allotted, issued, fully paid and non-assessable, and there will be no further obligation of the holders of any of the Shares to make any further payment to the Company in respect of such Shares.

4	Cayman Islands Law. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

5	Court Search. Based solely on our inspection of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 1) on 23 February 2022 (the Court Search Date) from the date of incorporation of the Company (the Court Search), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

SCHEDULE 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 14 June 2019;

2	The amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 5 November 2021 (the M&A);

3	A certificate of good standing dated 25 February 2022 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing);

4	the Court Register via the Court’s Digital System from the incorporation date of the Company to 23 February 2022;

5	The register of members, register of directors and register of mortgages & charges of the Company provided to us on 17 January 2022;

6	A copy of written resolutions of the sole director of the Company dated 24 January 2022 and a copy of unanimous written resolutions of the shareholders of the Company dated 28 January 2022 (the Resolutions);

(1 to 6 above are Corporate Documents); and

7	The Registration Statement; and

8	A draft of the underwriting agreement in the form filed as Exhibit 1.1 to the Registration Statement (the Underwriting Agreement).

The Corporate Documents and 7 to 8 above are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	Conversion. The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

5	Resolutions. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

7	Court Search. The Court Register examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

SCHEDULE 3

Qualifications

1	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The Company shall be deemed to be in good standing under section 200A of the Companies Act (2021 Revision) of the Cayman Islands (the Companies Act) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

4	The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

5	In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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